Exhibit 1.4

(Translation)

REGULATIONS OF THE NOMINATION COMMITTEE

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

Article 1. (Purpose)

1. Pursuant to the “Regulations of the Organization”, these Regulations shall provide for necessary matters with respect to the operation of the Nomination Committee.

2. The purpose of the Nomination Committee is to establish the appropriate management structure of the Nomura Group through performing its functions.

3. All matters concerning the Nomination Committee shall, except as otherwise provided for by laws or ordinances or by the Articles of Incorporation, be governed by the provisions of these Regulations.

Article 2. (Constitution)

1. The Nomination Committee shall consist of directors elected by the board of directors (hereinafter, referred to as the “Member Directors”).

2. The Nomination Committee shall consist of three or more directors; provided, however, the majority of the Member Directors shall be outside directors who are not executive officers of the Company.

3. The board of directors shall determine the Chairman of the Nomination Committee.

Article 3. (Holding of Meetings)

A meeting of the Nomination Committee shall be held not less frequently than annually.

Article 4. (Place of Holding of Meetings)

Meetings of the Nomination Committee shall be held at the head office of the Company; provided, however, that, if necessary, the meetings may be held at any other place or by telephone or other means at two or more places.

Article 5. (Convocation of Meetings)

Any Member Director shall convene a meeting of the Nomination Committee.

Article 6. (Convocation Notices)

1. Notice of a meeting of the Nomination Committee shall be given to each Member Director at least two (2) days prior to the date set for such meeting.

2. With the consent of all Member Directors, a meeting of the Nomination Committee may be held without following the convocation procedure provided for in the foregoing paragraph.

Article 7. (Agenda)

The agenda of a meeting of the Nomination Committee shall be notified in advance to all Member Directors entitled to be present at the meeting; provided, however, that in an unavoidable case, the foregoing shall not be applied.

Article 8. (Chairman of Meetings)

The Chairman of the Nomination Committee shall act as chairman of meetings of Nomination Committee.

Article 9. (Resolutions)

1. The resolution of a meeting of the Nomination Committee shall be adopted by an affirmative vote of a majority of the Member Directors present which Member Directors present shall constitute a majority of all Member Directors then in office.

2. No Member Director who has a special interest in any matter requiring a resolution shall be entitled to vote on such matter.

Article 10. (Matters Requiring Resolutions)

The Nomination Committee shall determine the particulars of a proposal concerning the election and dismissal of directors to be submitted to a general meeting of shareholders.

Article 11. (Attendance of Persons Other Than Member Directors)

1. The Nomination Committee may ask persons other than Member Directors to attend a meeting of the Nomination Committee, to report on the relevant matters and to express their opinions thereat whenever necessary.

2. The directors, executive officers or employees attending pursuant to the preceding paragraph shall explain to the Nomination Committee matters demanded by the Nomination Committee.

Article 12. (Minutes of Meetings)

1. The substance of proceedings at a meeting of the Nomination Committee and the results thereof shall be recorded in minutes of the meeting, and the Member Directors present shall affix their names and seals thereto.

2. The minutes of the meeting of the Nomination Committee shall be kept at the head office of the Company for ten (10) years.

3. The minutes of meetings of the Nomination Committee shall not be offered to public perusal or permitted to be reproduced, except to the shareholders or creditors who have complied with formalities prescribed by laws or ordinances.

4. Any director may peruse or reproduce the minutes of meetings of the Nomination Committee.

Article 13. (Notices to Absent Member Directors)

Resolutions made at a meeting of the Nomination Committee shall be notified to Member Directors who were absent from such meeting.

Article 14. (Report to the Board of Directors)

The Member Director appointed by the Nomination Committee shall report to the board of directors on the status of execution of the function in Nomination Committee without delay.

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Supplementary Provision

These Regulations shall come into force as from June 26, 2003.